                                                              EXHIBIT 99(d)(5)







                               EXCHANGE AGREEMENT

                       DATED AS OF _____________ __, 2001

                                      AMONG

                 SECURITY CAPITAL PREFERRED GROWTH INCORPORATED,

                            WESTFIELD AMERICA, INC.,

                                       AND

                      WESTFIELD AMERICA LIMITED PARTNERSHIP








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                                           TABLE OF CONTENTS

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I.       EXCHANGE OF STOCK................................................................................1
                    1.1      Exchange of the Shares.......................................................1
                    1.2      Closing......................................................................2

II.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
         OPERATING PARTNERSHIP............................................................................2
                    2.1      Organization, Good Standing and Qualification................................2
                    2.2      Power, Authority and Enforceability..........................................3
                    2.3      Capitalization; Registration Rights..........................................3
                    2.4      Valid Issuance of the Shares.................................................4
                    2.5      No Registration Under the Securities Act; No General
                             Solicitation.................................................................4
                    2.6      Compliance with Other Instruments............................................4
                    2.7      Financial Statements.........................................................5
                    2.8      No Material Adverse Changes..................................................5
                    2.9      Conformity to Securities Act; No Misstatement or Omission....................5
                    2.10     Litigation...................................................................6
                    2.11     Title to Properties; Leasehold Interests.....................................6
                    2.12     Agreements with Affiliates...................................................8
                    2.13     Environmental Compliance.....................................................9
                    2.14     Taxes.......................................................................10
                    2.15     Insurance...................................................................11
                    2.16     Employees; ERISA............................................................11
                    2.17     Legal Compliance............................................................11
                    2.18     Governmental Consent........................................................12
                    2.19     Investment Company..........................................................12
                    2.20     The Enforceability of the Management and Advisory
                             Agreements..................................................................12
                    2.21     The WAT Options.............................................................12

III.     REPRESENTATIONS AND WARRANTIES OF THE INVESTOR..................................................12
                    3.1      Power, Authority and Enforceability.........................................12
                    3.2      Compliance with Other Instruments...........................................13
                    3.3      Ownership Limitations.......................................................13
                    3.4      Acquisition for Investment; Sophistication..................................14
                    3.5      Legends.....................................................................14

IV.      CONDITIONS OF THE INVESTOR'S OBLIGATIONS AT OR BEFORE
         CLOSING.........................................................................................16
                    4.1      Member Approval.............................................................16
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                    4.2      Series G Preferred Designation..............................................16
                    4.3      Representations and Warranties..............................................16
                    4.4      Performance.................................................................16
                    4.5      No Material Adverse Change..................................................16
                    4.6      Proceedings and Actions.....................................................17
                    4.7      No Injunction...............................................................17
                    4.8      Opinions of Company and WAT Counsel.........................................17
                    4.9      Officer's Certificate.......................................................17

V.       CONDITIONS OF THE COMPANY'S OBLIGATIONS AT THE CLOSING..........................................17
                    5.1      Member Approval.............................................................17
                    5.2      Representations and Warranties..............................................17
                    5.3      Performance.................................................................18
                    5.4      No Injunction...............................................................18
                    5.5      Officer's Certificate.......................................................18

VI.      COVENANTS.......................................................................................18
                    6.1      Information Rights..........................................................18
                    6.2      No General Solicitation; Integration........................................19
                    6.3      Ownership Limitations.......................................................19
                    6.4      No Public Disclosure........................................................19
                    6.5      Annual Certificate of Independent Public Accountants or
                             Company Counsel.............................................................20
                    6.6      Certificate of Company Security Ownership...................................20
                    6.7      No Adverse Changes to the Agreement of Limited Partnership..................20
                    6.8      Fixed Charge Coverage Certificate...........................................20
                    6.9      Maintenance of REIT Status..................................................21
                    6.10     Listing on a Recognized Securities Exchange.................................21
                    6.11     Board Composition...........................................................22
                    6.12     Right to Participate in Future Offerings....................................22
                    6.13     Investment Company..........................................................22
                    6.14     Right of First Offer........................................................23
                    6.15     Amendment to Advisory Agreement.............................................23
                    6.16     Audit Requirements..........................................................23
                    6.17     Stamp Duty..................................................................23

VII.     MISCELLANEOUS...................................................................................30
                    7.1      Survival of Warranties......................................................30
                    7.2      Successors and Assigns......................................................30
                    7.3      Governing Law...............................................................30
                    7.4      Consent to Jurisdiction; Waiver of Jury Trial...............................30
                    7.5      Counterparts................................................................31
                    7.6      Titles and Subtitles........................................................31
                    7.7      Notices.....................................................................31
                    7.8      Expenses....................................................................32
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                    7.9      Termination of Prior Purchase Agreements and Registration
                             Rights Agreement............................................................33
                    7.10     Amendments and Waivers......................................................33
                    7.11     Severability................................................................33
                    7.12     Value.......................................................................33
                    7.13     Entire Agreement............................................................33
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                               EXCHANGE AGREEMENT

     This EXCHANGE AGREEMENT (this "AGREEMENT") is made as of the __ day of ____________ __, 2001 by and among Westfield America, Inc., a Missouri corporation (together with its successors as herein contemplated, the "COMPANY"), Westfield America Limited Partnership, a Delaware limited partnership (the "OPERATING PARTNERSHIP"), and Security Capital Preferred Growth Incorporated, a Maryland corporation (the "INVESTOR").

                               W I T N E S S E T H
                               - - - - - - - - - -

     WHEREAS, the Company has previously issued and sold to the Investor, and the Investor has previously purchased from the Company, an aggregate of 694,445 shares of the Company's Series C Cumulative Convertible Redeemable Preferred Stock, $1.00 par value per share, Series C-1 Cumulative Convertible Redeemable Preferred Stock, $1.00 par value per share, and Series C-2 Cumulative Convertible Redeemable Preferred Stock, $1.00 par value per share (together, the "SERIES C PREFERRED STOCK");

     WHEREAS, Westfield America Management Limited (ACN 072 780 619), a corporation organized under the laws of New South Wales, Australia ("WAML"), in its capacity as responsible entity and trustee of Westfield America Trust ("WAT"), has completed a tender offer (the "OFFER") for all of the issued and outstanding shares of common stock of the Company (other than common stock owned by it and Westfield Corporation, Inc. and Westfield American Investments Pty. Limited) pursuant to the terms of the Merger Agreement dated _______, 2001 between WAML, in its capacity as responsible entity and trustee of WAT, and the Company and Merger Sub (as defined below) (the "MERGER AGREEMENT"), and has merged a corporation ("MERGER SUB")owned by WAML (in its capacity as responsible entity and trustee of WAT), Westfield Corporation, Inc. and Westfield American Investments Pty. Limited with and into the Company pursuant to the terms of the Merger Agreement (the "Merger");

     WHEREAS, in exchange for the Series C Preferred Stock, the Company wishes to transfer to the Investor, and the Investor wishes to acquire from the Company, (a) special options held by the Company with respect to WAT (the "WAT OPTIONS"), the terms of which shall be as set forth in the special option deed (the "WAT OPTION AGREEMENT") and (b) 694,445 shares (the "SHARES") of Series G Cumulative Convertible Redeemable Preferred Stock, $1.00 par value per share (the "SERIES G PREFERRED STOCK"), the terms of which shall be as set forth in the Series G Certificate of Designation (the "SERIES G PREFERRED DESIGNATION") in substantially the form of EXHIBIT A hereto, all in accordance with and subject to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:

I.   EXCHANGE OF STOCK.

     1.1  EXCHANGE OF THE SHARES.

          (a) The Company shall adopt and file with the Secretary of State of Missouri on or before the Closing (as defined below) the Series G Preferred Designation.

          (b) Subject to the terms and conditions of this Agreement, at the Closing, (i) the Company agrees to issue the Shares and transfer the WAT Options, respectively, to the Investor, and the Investor agrees to acquire from the Company, the Shares and the WAT Options, respectively, all in exchange for all of the issued and outstanding Series C Preferred Stock held by the Investor.

     1.2  CLOSING.

     Upon the terms and subject to the satisfaction or waiver of all the conditions to closing set forth in this Agreement, the closing (the "CLOSING") of the exchange of the WAT Options and the Shares for the Series C Preferred Shares shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois or at such other location as may be agreed upon by the Company and the Investor. The Closing shall take place at 10:00 a.m., Chicago time, on the date specified by the Company in a written notice (the "CLOSING NOTICE") to the Investor, which date shall be not later than 15 Business Days after the date of this Agreement. For purposes of this Agreement, "BUSINESS DAY" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

     At the Closing, (a) the Company shall transfer to the Investor the WAT Options evidenced by the WAT Option Agreement, a certificate or certificates in definitive form, registered in the name of the Investor, evidencing the Shares being acquired by the Investor together with payment in cash in immediately available funds in an amount equal to all accrued and unpaid dividends whether or not declared, if any, to the date of Closing, on the Series C Preferred Stock, and (b) the Investor shall deliver to the Company certificates evidencing all of the Class C Preferred Stock held by the Investor, endorsed in blank or accompanied by duly executed stock powers in exchange for the certificates evidencing the Shares and the WAT Options.

II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE OPERATING
     PARTNERSHIP.

     Each of the Company and the Operating Partnership represents and warrants, as of the date of this Agreement and as of the Closing, that:

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     2.1  ORGANIZATION, GOOD STANDING AND QUALIFICATION.

          (a) The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Missouri with full power and authority to own, lease and operate its properties and conduct its business as now being conducted, and has been duly qualified to transact business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to so qualify would not have a Material Adverse Effect. "MATERIAL ADVERSE EFFECT" means any material adverse effect on the operations, assets, business, affairs, properties, or financial or other condition of the Company, the Operating Partnership and the Subsidiaries (as defined below) taken as a whole.

          (b) The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the Delaware Revised Uniform Limited Partnership Act with partnership power and authority to own, lease and operate its properties and conduct its business as now being conducted and has been duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

          (c) Each of the subsidiaries (as defined in Rule 1.02(x) of Regulation S-X promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT")) of the Company and the Operating Partnership (together, the "SUBSIDIARIES") have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of incorporation or formation and have full power and authority to own, lease and operate their properties and to conduct their businesses as now being conducted, and each Subsidiary has been duly qualified to transact business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be in good standing or to so qualify, would not have a Material Adverse Effect. Neither the Company nor the Operating Partnership owns any shopping centers which the Company or the Operating Partnership does not control. The assets owned by the Company and the Operating Partnership other than the shopping centers are not material to the financial condition of the Company.

     2.2  POWER, AUTHORITY AND ENFORCEABILITY.

          (a) Each of the Company and the Operating Partnership has all requisite corporate or partnership power and authority, and has taken all required corporate or partnership action necessary, to execute, deliver, and perform its obligations under, this Agreement (except that as of the date hereof, the Series G Preferred Designation has not yet been filed with the Secretary of State in accordance with Missouri law. Except as aforesaid, the Company has all requisite power and authority, and has taken all required action necessary, to issue and sell the Shares and the Conversion Stock (as defined below).

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          (b)  This Agreement has been duly executed and delivered by each of the Company and the Operating Partnership and constitutes the legal, valid and binding obligation of each of the Company and the Operating Partnership enforceable against each of the Company and the Operating Partnership in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     2.3  CAPITALIZATION; REGISTRATION RIGHTS.

     After giving effect to the Company's adoption of the Series G Preferred Designation, each of the Company, the Operating Partnership and any Subsidiary not directly or indirectly wholly owned by either the Company or the Operating Partnership has an authorized, issued and outstanding capitalization as set forth on SCHEDULE 2.3. All of the issued and outstanding stock of the Company has been duly and validly authorized and issued and is fully paid and is nonassessable. All of the issued and outstanding partnership interests of the Operating Partnership have been duly and validly authorized and issued. Except as set forth on SCHEDULE 2.3, there are no persons with registration rights or other similar rights with respect to any securities of the Company or the Operating Partnership or any Subsidiary. Except as set forth on SCHEDULE 2.3, there are not outstanding any options, warrants, rights or other securities that entitle the holder thereof to acquire any equity securities or any voting securities of the Company, the Operating Partnership or any Subsidiary.

     2.4  VALID ISSUANCE OF THE SHARES.

     The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued and nonassessable. The shares of Series A common stock of the Company issuable upon the conversion of the Shares, the terms of which shall be substantially as set forth in EXHIBIT B attached hereto (the "CONVERSION STOCK"), when issued upon such conversion in accordance with the terms of the Series G Preferred Designation will be duly and validly issued, fully paid and nonassessable and, subject to the accuracy of the Investor's representations set forth in ARTICLE III, will be issued in compliance with all applicable federal and state securities laws.

     2.5  NO REGISTRATION UNDER THE SECURITIES ACT; NO GENERAL SOLICITATION.

     Assuming the accuracy of the Investor's representations set forth in
ARTICLE III, it is not necessary in connection with the offer, sale and delivery of the Shares and the Conversion Stock in the manner contemplated by this Agreement to register the Shares or the Conversion Stock under the Securities Act.

     None of the Company, the Operating Partnership nor any of their respective affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Shares or the Conversion Stock in a manner that would require registration under the Securities Act of the Shares or the

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Conversion Stock or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Shares (as those terms are used in Regulation D under the Securities Act), or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

     2.6  COMPLIANCE WITH OTHER INSTRUMENTS.

     The execution, delivery and performance of this Agreement by the Company and the Operating Partnership and the consummation by the Company and the Operating Partnership of the transactions contemplated hereby do not (i) result in a violation of the Company's Restated Articles of Incorporation (the "ARTICLES"), the Company's Second Amended and Restated Bylaws (the "BYLAWS") or of the Operating Partnership's First Amended and Restated Agreement of Limited Partnership, as amended, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company, the Operating Partnership or any of the Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company, the Operating Partnership or any of the Subsidiaries or by which any property or asset of the Company, the Operating Partnership or any of the Subsidiaries is bound or affected (except, in the case of CLAUSE (II) above, for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not have a Material Adverse Effect or materially impair the Company's or the Operating Partnership's ability to perform its obligations under this Agreement).

     2.7  FINANCIAL STATEMENTS.

     The financial statements and supporting schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, as filed with the Commission, are complete and correct in all material respects and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates specified and the consolidated results of their operations for the periods specified, in each case, in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved, except as indicated therein or in the notes thereto.

     2.8  NO MATERIAL ADVERSE CHANGES.

     Since September 30, 2000, (i) there has been no change in the business, operations or financial condition, of the Company, the Operating Partnership or the Subsidiaries taken as a whole or in the earnings or the ability to continue to conduct business in the usual and ordinary course of the Company, the Operating Partnership and the Subsidiaries taken as a whole, whether or not arising in the ordinary course of business, which has had a Material Adverse Effect, or with the passage of time, would have a Material Adverse Effect; and
(ii) except as contemplated by this Agreement, described in the Company's reports filed with the Commission since December 31, 1999 (the "SEC REPORTS"), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended

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(the "EXCHANGE ACT"), or as set forth on SCHEDULE 2.8 hereto (collectively, the
"DISCLOSURE DOCUMENTS"), there has been no transaction entered into by the Company, the Operating Partnership or any of the Subsidiaries other than transactions in the ordinary course of business or transactions which would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) except as set forth in the Disclosure Documents, there have not been any changes in the Company's authorized capital or the aggregate amount of partnership interests of the Operating Partnership (except in each case as contemplated by this Agreement) or any material increases in the debt of the Company, the Operating Partnership and the Subsidiaries considered as one enterprise; and
(iv) there has been no actual or, to the knowledge of the Company or the Operating Partnership, threatened revocation of, or default under, any material contract to which the Company, the Operating Partnership or any of the Subsidiaries is a party, except as would not have a Material Adverse Effect.

     2.9  CONFORMITY TO SECURITIES ACT; NO MISSTATEMENT OR OMISSION.

     Each of the SEC Reports as of the date it was filed with the Commission complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the respective rules and regulations of the Commission thereunder and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

     2.10 LITIGATION.

     Except as set forth in the Disclosure Documents, there is no action, suit or proceeding (whether or not purportedly on behalf of the Company, the Operating Partnership or any of their Subsidiaries) before or by any court or governmental agency or body, domestic or foreign, now pending, or to the knowledge of the Company or the Operating Partnership, threatened against the Company, the Operating Partnership or any of their Subsidiaries, except as would not have a Material Adverse Effect or materially impair the Company's or the Operating Partnership's ability to perform its obligations under this Agreement or the Company's obligations under the WAT Option Agreement or the compliance by the Company with the terms, conditions and provisions of the Shares, the Conversion Stock or the WAT Options.

     2.11 TITLE TO PROPERTIES; LEASEHOLD INTERESTS.

          (a) The Disclosure Documents set forth a complete and accurate list of all material real property owned or leased by the Company, the Operating Partnership or any of the Subsidiaries or otherwise used in the operation or conduct of the Company's or Operating Partnership's business (collectively, and together with the land referenced in the Disclosure Documents and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land, the "COMPANY PROPERTIES"). The Company, the Operating Partnership and the Subsidiaries, owns or own, as the case may be, good and marketable fee simple or leasehold title to each of the Company Properties, in each case free and clear of any liens, title defects, contractual restrictions or covenants, laws, ordinances or regulations affecting use or occupancy (including zoning regulation and building codes) or

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reservations of interests in title (collectively, "PROPERTY RESTRICTIONS"), except for (i) mortgage liens disclosed in the Disclosure Documents; (ii) Property Restrictions imposed or promulgated by law or by any Government Authority (as hereinafter defined) which are customary and typical for similar properties and (iii) other Property Restrictions that do not individually or in the aggregate have a Material Adverse Effect (collectively, "PERMITTED LIENS"). Title insurance policies (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the fee simple or leasehold, as applicable, title of the Company, the Operating Partnership or any Subsidiaries, as applicable, to each of the Company Properties, except where the absence of such policies would not have a Material Adverse Effect, and to the Company's and the Operating Partnership's knowledge, such policies are valid and in full force and effect and no claim has been made under any such policy, except as would not have a Material Adverse Effect.

          (b) Except as set forth in the Disclosure Documents, and except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor the Operating Partnership has any knowledge (i) that any currently required certificate, permit or license (including building permits and certificates of occupancy for tenant spaces) from any Government Authority having jurisdiction over any Company Property or any agreement, easement or other right which is necessary to permit the lawful use, occupancy or operation of the existing buildings, structures or other improvements which constitute a part of any of the Company Properties or which are necessary to permit the lawful use and operation of utility service to any Company Property or of any existing driveways, roads or other means of egress and ingress to and from any of the Company Properties has not been obtained or is not in full force and effect, or of any pending threat of modification or cancellation of any of same, or (ii) of any violation by any Company Property of any federal, state or municipal law, ordinance, order, regulation or requirement, including any applicable zoning law or building code, as a result of the use or occupancy of such Company Property or otherwise. Except as set forth in the Disclosure Documents, the Company has no knowledge of uninsured physical damage to any Company Property which would individually or in the aggregate have a Material Adverse Effect. To the Company's knowledge, except for repairs identified in the Disclosure Documents, each Company Property, (i) is in good operating condition and repair and is structurally sound and free of defects, with no material alterations or repairs being required thereto under applicable law or insurance company requirements, and (ii) consists of sufficient land, parking areas, driveways and other improvements and lawful means of access and utility service and capacity to permit the use thereof in the manner and for the purposes to which it is presently devoted, except, in such case, to the extent that failure to meet such standards would not have a Material Adverse Effect.

          (c) Neither the Company nor the Operating Partnership has any knowledge that any condemnation, eminent domain or rezoning proceedings are pending or threatened with respect to any of the Company Properties except to the extent that the foregoing would not have a Material Adverse Effect.

          (d) The Company has not received written notice from any governmental authority, or from a consulting firm or attorney hired by the Company for the purpose of investigating such matters, asserting a failure to comply with the requirements of the Americans with

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Disabilities Act (the "ADA") except for such non-compliance as the Company believes will not, individually or in the aggregate, have a Material Adverse Effect.

          (e) With respect to each lease to which the Company or any of its Subsidiaries is a party for premises larger than 50,000 square feet of rentable space (collectively, the "MATERIAL COMPANY LEASES"), except for matters which would not have a Material Adverse Effect, (i) except as noted in the Disclosure Documents, each of the Material Company Leases is valid and subsisting and in full force and effect as against the Company or any Subsidiary, as applicable, and, to the Company's knowledge, as against the tenant, (ii) except as noted in the Disclosure Documents, the tenant under each of the Material Company Leases is in actual possession of the premises leased thereunder, (iii) except as set forth in the Disclosure Documents, no tenant under any Material Company Lease is more than 30 days in arrears in the payment of regular recurring monthly rent,
(iv) except as noted in the Disclosure Documents, none of the Company, the Operating Partnership or any Subsidiaries has received any written notice from any tenant under any Material Company Lease of its intention to vacate, (v) none of the Company, the Operating Partnership or any Subsidiaries has collected payment of rent under any Material Company Lease (other than security deposits) accruing for a period which is more than one month in advance, (vi) no notice of default has been sent or received by the landlord under any Material Company Lease which remains uncured as of the date hereof, except as noted in the Disclosure Documents, no default has occurred under any Material Company Lease and, to the Company's knowledge, no event has occurred and is continuing which, with notice or lapse of time or both, would constitute a default under any Material Company Lease, (vii) no tenant under any of the Material Company Leases has any purchase options or kick-out rights or is entitled to any concessions, allowances, abatements, set-offs, rebates or refunds, (viii) except as assigned in connection with mortgages disclosed in the Disclosure Documents, none of the Material Company Leases and none of the rents or other amounts payable thereunder has been mortgaged, assigned, pledged or encumbered by the Company, the Operating Partnership or any Subsidiary, (ix) except as set forth in the Disclosure Documents, no space of a material size in the Company Property is occupied by a tenant rent-free, (x) no tenant under any of the Material Company Leases has asserted any claim which is likely to affect the collection of rent from such tenant, and (xi) the landlord under each Material Company Lease has fulfilled all of its obligations thereunder in respect of tenant improvements and capital expenditures. Except as disclosed in the Disclosure Documents or as would not have a Material Adverse Effect, the Company is not in default of its obligations under and is not engaged in any dispute with any party to any reciprocal easement agreement or other similar agreement encumbering or benefitting any of its real property.

          (f) The Disclosure Documents set forth a complete and accurate list of all material commitments, letters of intent, options or similar written understandings made or entered into by the Company or any of its Subsidiaries as of the date hereof, (i) to sell, mortgage, pledge or hypothecate any Company Property or Properties, or to otherwise enter into a material transaction in respect of the ownership or financing of any Company Property, or (ii) to purchase or to acquire an option, right of first refusal (other than a right of first refusal in favor of a joint venture partner) or similar right in respect of any material real property (whether directly or indirectly, such as through the purchase of stock of a corporation or interests in a partnership).

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          (g)  Each of the ground leases underlying the leased Company
Properties (collectively, the "TENANCY LEASES") is valid, binding and in full force and effect as against the Company, the Operating Partnership or the Subsidiaries and, to the Company's knowledge, as against the other party thereto. Except as disclosed in the Disclosure Documents in connection with only mortgage liens, none of the Tenancy Leases is subject to any mortgage, pledge, lien, sublease, assignment, license or other agreement granting to any third party any interest therein, collateral or otherwise, or any right to the use or occupancy of any premises leased thereunder with the exception of sub-leases with tenants of the properties constructed on the land. To the Company's knowledge, except as set forth in the Disclosure Documents, there is no pending or threatened proceeding which is reasonably likely to interfere with the quiet enjoyment of the tenant under any of the Tenancy Leases. Except as set forth in the Disclosure Documents, as of the last day of the month preceding the date hereof and as of the last day of the month preceding the date of the Closing, no payments under any Tenancy Lease are delinquent and no notice of default thereunder has been sent or received by the Company, the Operating Partnership or any of the Subsidiaries. There does not exist under any of the Tenancy Leases any material default, and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default. No representation set forth in this SUBSECTION (g) shall be deemed to be untrue unless such untruths would have a Material Adverse Effect.

          (h) Except as disclosed in the Disclosure Documents, no person has any right or option to acquire any ownership interest in any Company Property, except as would not have a Material Adverse Effect.

     2.12 AGREEMENTS WITH AFFILIATES.

     Except as disclosed on SCHEDULE 2.12 or in the Disclosure Documents, neither the Company nor the Operating Partnership is a party to any agreement or arrangement, written or oral, with any of their Affiliates, except for any of their wholly-owned Subsidiaries. For purposes of this Agreement, "AFFILIATE" of, or person "AFFILIATED" with, a specified person shall mean a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the person specified. For purposes of the Company and the Operating Partnership, Affiliate shall include, without limitation, Westfield Holdings Limited, Westfield America Trust, Mr. Frank Lowy, Mr. David Lowy, Mr. Peter Lowy and Mr. Steven Lowy.

     2.13 ENVIRONMENTAL COMPLIANCE.

          (a) Except as disclosed in the Disclosure Documents, the Company, the Operating Partnership and each of their Subsidiaries has complied and is in compliance with all Environmental Statutes (as hereinafter defined) except as such non-compliance would not have a Material Adverse Effect.

          (b) Except as disclosed in the Disclosure Documents, none of the Company, the Operating Partnership or any of their Subsidiaries intends to use any real property owned or occupied by any such party for the purpose of handling, burying, storing, retaining, refining, transporting, processing, manufacturing, generating, producing, spilling, seeping, leaking, escaping, leaching, pumping, pouring, emitting, emptying, discharging, injecting, dumping, transferring or otherwise disposing of or dealing with Hazardous Materials (as hereafter defined), except in all material respects in compliance with any applicable Environmental Statute and Governmental Authority (both as hereinafter defined).

          (c) Except as disclosed in the Disclosure Documents, none of the Company, the Operating Partnership or any of their Subsidiaries has any knowledge of any seepage, leak, escape, leach, discharge, injection, release, emission, spill, pumping, pouring, emptying or dumping of Hazardous Materials into waters on or adjacent to any real property owned or occupied by any such party, or onto lands from which Hazardous Materials might seep, flow or drain into such waters, except as would not have a material adverse effect on any such real property.

          (d) Except as disclosed in the Disclosure Documents, none of the Company, the Operating Partnership or any of their Subsidiaries has any knowledge of any occurrence or circumstance that, with notice or passage of time or both, would give rise to a claim under or pursuant to any federal, state or local Environmental Statute pertaining to Hazardous Materials on or originating from any real property owned or occupied by the Company, the Operating Partnership or any of their Subsidiaries arising out of the conduct of any such party, including without limitation pursuant to any Environmental Statute, except as would not have a material adverse effect on any such real property.

          (e) Except as disclosed in the Disclosure Documents, no land owned by the Company, the Operating Partnership or any of their Subsidiaries is included or proposed for inclusion on the National Priorities List issued pursuant to CERCLA (as hereinafter defined) by the United States Environmental Protection Agency (the "EPA") or on the inventory of other potential "Problem" sites issued by the EPA and has not otherwise been publicly identified by the EPA as a potential CERCLA site or included or proposed for inclusion on any list or inventory issued pursuant to any other Environmental Statute or issued by any other Governmental Authority (as hereinafter defined), except by reason of being located in a general area not specific to any Company property which is so designated, identified or included (but the Company has no actual knowledge of any Company property being located in such a general area).

          (f) As used herein, "HAZARDOUS MATERIAL" shall include without limitation any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances or related materials, asbestos or any hazardous material as defined by any federal, state or local environmental law, ordinance, rule or regulation, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 ET SEQ.
("CERCLA"), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 ET SEQ., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 9601 ET SEQ., the Emergency Planning and
Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 ET SEQ., the Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251 ET SEQ., the Safe Drinking Water Act, 42 U.S.C. Sections 300F to 300j-11, and the Occupational Safety and Health Act, 29 U.S.C. Sections 651 ET SEQ., as any of the above statutes may be amended from time to time, and in the regulations adopted and publications promulgated pursuant to each of the foregoing (individually, an "ENVIRONMENTAL STATUTE") or by any federal, state or local governmental authority having or claiming jurisdiction over the properties and assets described in the Company's periodic reports filed pursuant to the Exchange Act (a "GOVERNMENTAL AUTHORITY").

          2.14 TAXES.

               (a) The Company, the Operating Partnership and the Subsidiaries (which for purposes of this SECTION 2.14 is limited to periods during which the Company, or any of its subsidiaries, was the general partner) have prepared and filed when due (taking into account any timely filed extensions) all material Federal, state, local, foreign and other tax returns that are required to be filed by any of them for all taxable periods through the date of this Agreement; all such returns are true, correct and complete in all material respects; the Company has paid all taxes (including interest and penalties) reported as due on such returns, except to the extent that any taxes are being contested in good faith and for which a reserve has been established and has paid any other material taxes for which it is liable; there are no material liens or claims for taxes outstanding upon or against or, to the knowledge of the Company or the Operating Partnership, threatened upon or against the Company, the Operating Partnership or the Subsidiaries or any of their assets (other than liens for taxes which are not yet due and payable), except to the extent that any taxes are being contested in good faith and for which a reserve has been established and has paid any other material taxes for which it is liable; and no audit, inquiry, investigation or similar proceeding with respect to taxes of a material amount is currently pending or, to the knowledge of the Company, the Operating Partnership or the Subsidiaries, threatened against the Company, the Operating Partnership or the Subsidiaries or any of their assets with respect to which they may be liable for the payment of taxes, except as would not result in a Material Adverse Effect.

          (b) The Company has qualified, and has elected, to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "CODE"), for all taxable years commencing with its taxable year ending December 31, 1994, the Company expects under present law to so qualify for the fiscal year ending December 31, 2001 and in the future and the Company has no knowledge of any event or prospective event that could reasonably be expected to cause it to lose such status under the Code.

          (c) The Operating Partnership is not a publicly traded partnership that is taxed as a corporation under Section 7704 of the Code.

     2.15 INSURANCE.

     The Company, the Operating Partnership and each of their Subsidiaries carries or is entitled to the benefits of insurance in such amounts and covering such risks as is reasonably sufficient under the circumstances or is customary in the industry and all such insurance is in full force and effect, except where the absence of such insurance would not have a Material Adverse Effect.

     2.16 EMPLOYEES; ERISA.

     Neither the Company nor the Operating Partnership have any employees. Other than as disclosed in the Disclosure Documents, neither the Company nor the Operating Partnership has established, sponsored, maintained, made any contributions to or been obligated by law to establish, maintain, sponsor or make any contributions to any "employee pension benefit plan" or "employee welfare benefit plan" (as such terms are defined in ERISA), including, without limitation, any "multi-employer plan."

     To the Company's knowledge, Westfield Corporation, Inc. (the "MANAGER") has good relationships with its employees and has had no substantial labor problems, the Manager has no knowledge of any intentions of any of its key employees, or any significant group of employees, to leave its employ and the Manager is in compliance with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes, and with ERISA, except where the failure to so comply would not have a Material Adverse Effect.

     2.17 LEGAL COMPLIANCE.

          (a) Each of the Company, the Operating Partnership and each of the Subsidiaries is in compliance with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, except to the extent that failure to comply would not have a Material Adverse Effect. The Company, the Operating Partnership and each of the Subsidiaries have all necessary permits, licenses and other authorizations required to conduct their businesses as currently conducted, and as proposed to be conducted, except where the failure to have such permits, licenses or other authorizations would not have a Material Adverse Effect.

          (b) Except as disclosed in the Disclosure Documents, there are no adverse orders, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, outstanding against the Company, the Operating Partnership or any of the Subsidiaries which could reasonably be expected to result in a Material Adverse Effect.

     2.18 GOVERNMENTAL CONSENT.

     Other than such consents, approvals, authorizations, declarations or filings as have already been obtained or made or which will be made at or prior to the date of Closing, no consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company is required for the valid execution and delivery of this Agreement or the WAT Option Agreement or performance hereunder or the valid offer, issue, sale and delivery of the Shares pursuant to this Agreement.

     2.19 INVESTMENT COMPANY.

     The Company is not an "investment company", as defined in the Investment Company Act of 1940, as amended, nor is the Company controlled by an "investment company."

     2.20 THE ENFORCEABILITY OF THE MANAGEMENT AND ADVISORY AGREEMENTS.

     Based on an opinion of counsel, the Company believes as follows: each of the Management Agreements, dated as of July 1, 1996, as amended by first amendments to Management Agreements, dated as of May 21, 1997, between the Company or its wholly-owned subsidiaries and the Manager for various properties described therein (such documents being together the "MANAGEMENT AGREEMENTS") and the Advisory Agreement (as defined below) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief, or other equitable remedies;

     2.21 THE WAT OPTIONS.

     The WAT Options are owned by the Company free and clear of any option, pledge, security interest, lien, charge, encumbrance, claim, covenant, condition or restriction.

III. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

     The Investor represents and warrants, as of the date of this Agreement and as of the date of Closing, that:

     3.1  POWER, AUTHORITY AND ENFORCEABILITY.

          (a) The Investor is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Maryland. The Investor has the requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby, including without limitation, the purchase of the Shares hereunder. This Agreement has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and
(ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          (b) The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of or default under the Investor's charter or bylaws or (ii) conflict with, result in a violation of or constitute a default (or an event which with notice or lapse of time or both would become a default)under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Investor or by which any property or asset of the Investor is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, materially impair the Investor's ability to perform its obligations under this Agreement). No filing, consent, approval, order or authorization of any court, administrative agency or other governmental entity or any other person or entity is required to be obtained or made by the Investor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Investor.

     3.2  COMPLIANCE WITH OTHER INSTRUMENTS.

     The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of or default under the Investor's charter or bylaws or (ii) conflict with, result in a violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Investor or by which any property or asset of the Investor is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, materially impair the Investor's ability to perform its obligations under this Agreement). No filing, consent, approval, order or authorization of any court, administrative agency or other governmental entity or any other person or entity is required to be obtained or made by the Investor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Investor.

     3.3  OWNERSHIP LIMITATIONS.

     The Investor has received a copy of the Company's Articles and understands the restrictions on transfer and ownership of the Company's stock included therein. The Investor represents that no individual or other organization described in section 542(a)(2) of the Internal Revenue Code of 1986, as amended, owns more than 33% in value of its outstanding stock (after applying the constructive ownership rules applicable to such section).

     3.4  ACQUISITION FOR INVESTMENT; SOPHISTICATION.

          (a) The Investor is acquiring the Shares and the WAT Options for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and the Investor has no present intention or plan to effect any distribution of the Shares or the WAT Options. The Investor understands that the Company will offer and sell the Shares and the WAT Options to the Investor pursuant to the exemption from registration under the Securities Act contained in Rule 506 of Regulation D promulgated thereunder. The Investor is an "accredited investor" as defined in Regulation D and is able to bear the economic risk of acquisition of the Shares and the WAT Options, can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of the proposed investment. The Investor has received copies of all of the Disclosure Documents and the WAT Disclosure Documents (as defined in the Preferred Stock Transaction Agreement, dated as of February ___, 2001, between the Investor and WAML, in its capacity as responsible entity and trustee of WAT (the "TRANSACTION AGREEMENT")) and has been furnished the opportunity to ask questions of and receive answers from representatives of the Company and WAT concerning the Disclosure Documents and the WAT Disclosure Documents and the business and financial affairs of the Company and WAT.

          (b) The Investor understands that the Shares, the Conversion Stock, the WAT Options and the Option Units (as defined below) have not been registered under the Securities Act or applicable state securities laws and agrees not to sell, pledge or otherwise transfer any of the Shares, the Conversion Stock, the WAT Options or the Option Units in the absence of such registration, except in Australia pursuant to Rule 904 under the Securities Act or with an opinion of counsel reasonably satisfactory to the Company that such registration is not required. The Investor acknowledges that neither the Company nor WAT is required to register for sale in the United States the Shares, the Conversion Stock, the WAT Options or the Option Units.

     3.5  LEGENDS.

     The Investor acknowledges and agrees that any certificates evidencing the Shares and the WAT Options purchased pursuant to this Agreement and the Conversion Stock shall be stamped or endorsed with legends in substantially the following form and shall be subject to the provisions of such legends:

     "THE SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM AND AS SET FORTH HEREIN.

     THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (2) IN AUSTRALIA PURSUANT TO RULE 904 UNDER THE SECURITIES ACT, (3) IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT SUBJECT TO (i) THE RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAT SUCH REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, AND (ii) THE RECEIPT BY THE ISSUER OF SUCH OTHER EVIDENCE REASONABLY ACCEPTABLE TO THE ISSUER THAT SUCH REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, (4) TO THE ISSUER OR ITS AFFILIATES, AND (5) IN THE CASE OF A TRANSFER UNDER (1), (2), (3) OR (4), IN

     ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THIS SECURITY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE."

     The Investor acknowledges and agrees that each certificate in respect of the Series G Preferred Stock shall bear the following additional legend:

     "THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. NO INDIVIDUAL MAY BENEFICIALLY OWN SHARES IN EXCESS OF THE THEN APPLICABLE OWNERSHIP LIMIT, WHICH MAY DECREASE OR INCREASE FROM TIME TO TIME, UNLESS SUCH INDIVIDUAL IS AN EXISTING HOLDER. IN GENERAL, ANY INDIVIDUAL WHO ATTEMPTS TO BENEFICIALLY OWN SHARES IN EXCESS OF THE OWNERSHIP LIMIT MUST IMMEDIATELY NOTIFY THE CORPORATION. ALL CAPITALIZED TERMS USED IN THIS LEGEND HAVE THE MEANINGS SET FORTH IN THE ARTICLES OF INCORPORATION, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON OWNERSHIP AND TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS. IF THE RESTRICTIONS ON OWNERSHIP AND TRANSFER ARE VIOLATED, THE PREFERRED SHARES REPRESENTED HEREBY MAY BE AUTOMATICALLY EXCHANGED FOR EXCESS SHARES AND DEEMED TRANSFERRED TO A SPECIAL TRUST AS PROVIDED IN THE ARTICLES OF INCORPORATION."

         The Investor acknowledges and agrees that the certificates in respect of the Conversion Stock shall bear the following additional legend:

          "THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. NO INDIVIDUAL MAY BENEFICIALLY OWN SHARES IN EXCESS OF THE THEN APPLICABLE OWNERSHIP LIMIT, WHICH MAY DECREASE OR INCREASE FROM TIME TO TIME, UNLESS SUCH INDIVIDUAL IS AN EXISTING HOLDER. IN GENERAL, ANY INDIVIDUAL WHO ATTEMPTS TO BENEFICIALLY OWN SHARES IN EXCESS OF THE OWNERSHIP LIMIT MUST IMMEDIATELY NOTIFY THE CORPORATION. ALL CAPITALIZED TERMS USED IN THIS LEGEND HAVE THE MEANINGS SET FORTH IN THE ARTICLES OF INCORPORATION, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON OWNERSHIP AND TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS. IF THE RESTRICTIONS ON OWNERSHIP AND TRANSFER ARE

     VIOLATED, THE COMMON SHARES REPRESENTED HEREBY MAY BE AUTOMATICALLY EXCHANGED FOR EXCESS SHARES AND DEEMED TRANSFERRED TO A SPECIAL TRUST AS PROVIDED IN THE ARTICLES OF INCORPORATION."

IV.  CONDITIONS OF THE INVESTOR'S OBLIGATIONS AT OR BEFORE CLOSING.

     The Investor's obligations at the Closing under SECTION 1.2 of this Agreement are subject to the satisfaction or waiver by the Investor on or before the Closing of each of the following conditions:

     4.1  MEMBER APPROVAL.

     Member Approval (as defined in the Transaction Agreement (as defined below)) shall have been obtained.

     4.2  SERIES G PREFERRED DESIGNATION.

     The Series G Preferred Designation shall have been filed with, and accepted for recording, by the Secretary of State of Missouri.

     4.3  REPRESENTATIONS AND WARRANTIES.

     The representations and warranties of each of the Company and the Operating Partnership contained in ARTICLE II shall be true on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

     4.4  PERFORMANCE.

     Each of the Company and the Operating Partnership shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.

     4.5 NO MATERIAL ADVERSE CHANGE.

     After the date of this Agreement and through the Closing, there shall not have occurred any change or event that has had a Material Adverse Effect.

     4.6  PROCEEDINGS AND ACTIONS.

     All proceedings and actions to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Investor; and the Investor shall have received copies of all documents which the Investor may reasonably request in connection with said transactions and copies of the records of all proceedings of the Company in connection therewith in form and substance reasonably satisfactory to the Investor.

     4.7  NO INJUNCTION.

     There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no actual or threatened action, suit, arbitration, inquiry, proceedings or investigation by or before any Governmental Authority, court or agency of competent jurisdiction, which would reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated hereby, or to issue the Shares or the Conversion Stock.

     4.8  OPINIONS OF COMPANY AND WAT COUNSEL.

     The Investor shall have received from special counsel for the Company (which counsel shall be reasonably acceptable to the Investor) opinions substantially in the form attached hereto as EXHIBIT C.

     4.9  OFFICER'S CERTIFICATE.

     Each of the Company and the Operating Partnership shall have delivered to the Investor at the Closing a certificate or certificates signed by an authorized officer of such entity to the effect that the facts required to exist by SECTIONS 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, and 4.7 continue to exist on the date of the Closing.

V.   CONDITIONS OF THE COMPANY'S OBLIGATIONS AT THE CLOSING.

     The obligations of the Company under SECTION 1.2 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

     5.1  MEMBER APPROVAL.

     Member Approval shall have been obtained.

     5.2  REPRESENTATIONS AND WARRANTIES.

     The representations and warranties of the Investor contained in ARTICLE III shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

     5.3  PERFORMANCE.

     The Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.

     5.4  NO INJUNCTION.

     There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no actual or threatened action, suit, arbitration, inquiry, proceedings or investigation by or before any Governmental Authority, court or agency of competent jurisdiction, which would reasonably be expected to materially impair the ability of the Investor to consummate the transactions contemplated hereby.

     5.5  OFFICER'S CERTIFICATE.

     The Investor shall have delivered to the Company and the Operating Partnership at the Closing a certificate or certificates signed by an authorized officer of the Investor to the effect that the circumstances described in the Certificate and the facts required to exist by SECTIONS 5.2, 5.3 and 5.4 continue to exist on the date of the Closing.

VI.  COVENANTS.

     6.1  INFORMATION RIGHTS.

          (a) For so long as the aggregate number of shares of Conversion Stock held by the Investor or which the Investor has the right to obtain pursuant to the conversion rights of the Series G Preferred Stock (the "Converted Number"), equals at least ten percent of the Converted Number as of the date of Closing taking into account subsequent adjustments to the conversion price of the Series G Preferred Stock pursuant to the terms of SECTION 6 of the Series G Preferred Designation (the "THRESHOLD AMOUNT"), the Investor shall have the following rights and powers:

          (i) The right to have reasonable access to senior executives of the Company and the Operating Partnership and their respective subsidiaries.

          (ii) The right to inspect the books and records of the Company and its subsidiaries.

          (iii) The right to receive quarterly detailed operating and financial reports of the Company as described in EXHIBIT C attached hereto.

          (iv) The right to be provided with detailed financial and operating information concerning Major Transactions within ten Business Days following the earlier to occur of (x) the public announcement of such transactions or (y) the execution of definitive documentation with respect to such transactions. "MAJOR TRANSACTIONS" means (i) any acquisition or disposition of any assets in any single transaction or any series of related transactions where the aggregate purchase price paid or received by the Company or its subsidiaries exceeds $100,000,000, or, in the case of dispositions, where the purchase price received does not approximate the fair market value of the asset sold and (ii) additional financings in excess of $100,000,000.

          (b) The Company shall give reasonable advance notice to the Investor of all conference calls initiated by the Company with securities analysts or institutional investors, and shall permit the Investor to participate therein.

          (c) The Investor agrees that the information provided by the Company, the Operating Partnership and their respective subsidiaries, officers, directors and employees on or prior to the Closing and after the Closing pursuant to this
SECTION 6.1 will be used solely for the purpose of evaluating Investor's investment in the Series G Preferred Stock and the Conversion Stock ("Sole Purpose"); and such information will be kept strictly confidential ("Confidentiality Obligation") by Investor; provided that the foregoing Obligation of Investor shall not (a) relate to any information that (i) is or becomes generally available other than as a result of unauthorized disclosure by Investor or by persons to whom Investor has made such information available, or
(ii) is or becomes available to Investor on a non-confidential basis from a third party that is not, to Investor's knowledge, bound by any other confidentiality agreement with the Company or its subsidiaries, or (b) prohibit disclosure of any information if required by law, rule, regulation, court order, any regulatory or self- regulatory organization, any securities exchange on which any of the Investor's securities are then listed or to which Investor has applied for listing of its securities or other legal or governmental process.

               The Investor acknowledges that as a result of receipt of such information it may be in possession of information that is not generally available and may be subject to the insider trading provisions of the Australian Corporations Law as defined by Section 13(2) of the Corporation (New South Wales) Act 1990 of New South Wales, Australia and including a refinance to the Regulations in that Section (the "Corporation's Law") (Part 7.11 Division 2A) and agrees not to deal, or procure or cause another person to deal, in any securities of WAT contrary to those provisions or any other applicable securities law ("PROHIBITION ON DEALING").

               Notwithstanding any other provision in this agreement, the Company on the Operating Partnership is not required to provide the information described in this SECTION 6.1 where WAML reasonably believes, based on advice of counsel, that to provide that information would cause WAML to breach any of its duties and obligations as a responsible entity under the Corporations Law or its obligations under the Australian Stock Exchange Listing Rules, after taking into account, among other things:

          (a)  the Investor's Confidentiality Obligation;

          (b) the Investor's agreement to limit the use of that information to the Sole Purpose; and

          (c)  the Prohibition on Dealing.

     For purposes of this SECTION 6,1 "deal" has the same meaning as in the Corporations Law.

     6.2  NO GENERAL SOLICITATION; INTEGRATION.

     Prior to Closing, none of the Company, the Operating Partnership or any Affiliate of any such party will solicit any offer to buy or offer to sell the Series G Preferred Stock, Conversion Stock, the WAT Options or the Option Units by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. None of the Company, the Operating Partnership or any Affiliate of any such party will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which would be integrated with the sale of the Series G Preferred Stock, the Conversion Stock, the WAT Options or the Option Units in a manner which would require registration under the Securities Act of the Series G Preferred Stock, the Conversion Stock, the WAT Options or the Option Units.

     6.3  OWNERSHIP LIMITATIONS.

     So long as any of the Series G Preferred Stock remains issued and outstanding, the Company shall not amend its Articles in such a manner as to cause the Ownership Limit (as defined in the Articles) to apply to the Investor.

     6.4  NO PUBLIC DISCLOSURE.

     The Company and the Investor will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements or disclosures with respect to the transactions contemplated by this Agreement which refer to the Investor or its investment in the Company or WAT, and shall not issue any such press release or make any such public statement or disclosure prior to such consultation, except as any such party may determine, following consultation with counsel, is required by applicable law or court process or by obligations pursuant to any listing agreement with any relevant securities exchange.

     6.5  ANNUAL CERTIFICATE OF INDEPENDENT PUBLIC ACCOUNTANTS OR COMPANY
          COUNSEL.

     So long as any of the Series G Preferred Stock or the Conversion Stock remains outstanding, the Company shall, on an annual basis no later than March 31 of each year, cause its independent public accountants or a nationally recognized law firm to provide the Investor an opinion, together with any applicable officer's certificate generally in form and substance as that of the REIT opinion attached hereto as EXHIBIT D.

     6.6  CERTIFICATE OF COMPANY SECURITY OWNERSHIP.

     Within 30 days after the Company's written request, which request shall only be made once during each 12-month period, the Investor shall provide to the Company written notice stating the name and address of the Investor, the number of shares of Series G Preferred Stock, Conversion Stock or other stock of the Company owned by the Investor or its Affiliates, and a description of the manner in which such shares are owned, together with such other additional information as the Company may reasonably request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with its undertakings, if any, set forth in the Certificate.

     6.7  NO ADVERSE CHANGES TO THE AGREEMENT OF LIMITED PARTNERSHIP.

     Without the approval of the Investor, provided that the Investor then holds any shares of Series G Preferred Stock or Conversion Stock, neither the Company, the Operating Partnership nor any Affiliate of either of them shall take any action or otherwise make any changes or amendments to the Agreement of Limited Partnership, which changes or amendments materially and adversely affect the rights, preferences or designations of the Series C Partnership Preferred Units.

     6.8  FIXED CHARGE COVERAGE CERTIFICATE.

     For so long as the Investor holds the Threshold Amount, within ten days after the end of each quarter, but in no event later than the date on which a dividend on the Series G Preferred Stock is declared, the Company shall deliver to the Investor a certificate signed by the President, Chief Executive Officer, Chief Financial Officer, Treasurer or any Vice President of the Company as to the Company's ratio of Consolidated EBITDA to Consolidated Fixed Charges (both as defined in the Series G Preferred Designation), certifying whether a Fixed Charge Coverage Violation (as defined in the Series G Preferred Designation) has occurred and setting forth calculations in such detail as is necessary to demonstrate such compliance and the accuracy of such certificate.

     6.9  MAINTENANCE OF REIT STATUS.

          (a) So long as the Investor owns any of the Series G Preferred Stock or Conversion Stock, the Company will continue to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Code.

          (b) If the Company shall fail to continue to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Code (a "REIT-TERMINATION EVENT"), the Investor shall have the right to require the Company, to the extent the Company shall have funds legally available therefor, to repurchase any or all of the Series G Preferred Stock held by the Investor at a repurchase price payable in cash ( the "REIT-REPURCHASE PAYMENT") in an amount equal to 115% of the Liquidation Preference thereof, plus accrued and unpaid dividends whether or not declared, if any to the date of repurchase or the date payment is made available (the "REIT REPURCHASE DATE").

          (c) Within 15 days following the Company becoming aware that a REIT-Termination Event has occurred, the Company shall send by recognized overnight courier a notice to the Investor stating (A) that a REIT-Termination Event has occurred and that the Investor has the right to require the Company to repurchase any or all of the Series G Preferred Stock then held by the Investor, (B) the date of repurchase (which shall be a Business Day, no earlier than 30 days and no later than 60 days from the date such notice is sent, or such later date as may be necessary to comply with the requirements of the Exchange Act), (C) the repurchase price and
     (D) the instructions determined by the Company, consistent with this subsection, that the Investor must follow in order to have the Series G Preferred Stock repurchased.

          (d) On the REIT-Repurchase Date, the Company, to the extent lawful, shall accept for payment Series G Preferred Shares or portions thereof tendered by the Investor thereof pursuant to the REIT-Repurchase Offer and promptly, by wire transfer of immediately available funds to the Investor, as directed by such Investor, send an amount equal to the REIT-Repurchase Payment in respect of all Series G Preferred Stock or portions thereof so tendered.

          (e) Notwithstanding anything else herein, to the extent they are applicable to any REIT-Repurchase Offer, the Company will comply with any federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly.

     6.10 LISTING ON A RECOGNIZED SECURITIES EXCHANGE.

     At the request of the Investor, made at any time after August 12, 2003, the Company shall use commercially reasonable efforts (including the payment of any listing fees) to obtain the listing of the Series G Preferred Stock on a recognized securities exchange; provided, however, the Company shall not be required to file reports under the Exchange Act or the rules promulgated thereunder.

     6.11 BOARD COMPOSITION.

     So long as any of the Series G Preferred Stock or Conversion Stock remains outstanding and owned by Investor, (A) at least 51% of WAML's Board of Directors shall consist of external directors (as defined under Section 601JA(2) of the Corporations Law) or (B)(i) at least 51% of WAT's Compliance Committee (or Board of Directors if WAT shall then have a Board of Directors in lieu of a Compliance Committee) shall consist of external directors or members (as defined under
Section 601JB(2) of the Corporations Law) and (ii) at least 51% of the Company's Board of Directors shall consist of independent directors (as defined under Rule 303.01(B)(2)(a) of the New York Stock Exchange Listed Company Manual).

     6.12 RIGHT TO PARTICIPATE IN FUTURE OFFERINGS.

     Upon the same terms and conditions offered to all other purchasers of such securities, the Investor shall be entitled to the right to purchase or subscribe for up to 10% of the number of shares or aggregate amount (whichever is greater) of any New Securities (as hereinafter defined) which the Company may issue and sell; PROVIDED, HOWEVER, that the Converted Number held by the Investor equals at least 33% of the Converted Number as of the date of the Closing taking into account subsequent adjustments to the conversion price of the Series G Preferred Stock pursuant to the terms of SECTION 6 of the Series G Preferred Designation. "NEW SECURITIES" shall mean any capital stock (including common and preferred stock) of the Company, whether now authorized or not, and rights, options or warrants to purchase capital stock of the Company, and securities of the Company of any type whatsoever that are convertible into capital stock of the Company or that carry any rights to purchase capital stock of the Company; PROVIDED, that "New Securities" shall not include (i) securities purchased under this Agreement; (ii) the securities issuable upon conversion of the preferred shares held by WAT; (iii) securities issued pursuant to any acquisition by the Company or any Subsidiary of (A) any property or assets or (B) another corporation, partnership, limited liability company or other entity; (iv) securities issuable upon the exercise of any option, warrant, subscription or conversion rights outstanding on the date hereof; (v) securities issuable pursuant to any dividend reinvestment plan; (vi) securities issued to employees, officers, consultants or directors of the Company pursuant to any stock option plan or stock purchase or stock bonus or compensation arrangement; (vii) securities issued upon conversion of interests in units held in the Operating Partnership; (viii) securities issuable in connection with the Offer and the Merger (both terms as defined in the Transaction Agreement), including, without limitation, securities issued to restructure the investments of existing securityholders of WAT, the Company or any of its subsidiaries and (ix) securities issued to WAML. The Company shall send notice of any such proposed issuances by facsimile transmission with a copy sent by internationally or recognized overnight courier to the Investor at least three Business Days prior to the consummation of any such issuance to any other purchaser. Such notice shall state the number of shares and aggregate amount of such proposed issuance, the terms and conditions of the proposed issuance, the proposed class and terms of the securities to be issued and the proposed closing date for such issuance. Pursuant to such notice, the Investor shall have not less than three Business Days following receipt of such notice to notify the Company that the Investor wishes to participate in such offering.

     6.13 INVESTMENT COMPANY.

     The Company shall use its best efforts not to become an "investment company", as defined in the Investment Company Act of 1940, as amended.

     6.14 RIGHT OF FIRST OFFER.

     Investor shall not sell any shares of Series G Preferred Stock, Conversion Stock or WAT Options owned by it, unless it first notifies the Company in writing of its desire to so sell such securities and allows the Company five Business Days from the date of such notice to make an offer for such securities. The Investor may reject, in its absolute discretion, any offer to purchase such securities made by the Company and may sell such securities to any buyer after the five Business Day period has elapsed; PROVIDED, HOWEVER that any offer by the Company shall include both the Series G Preferred Stock or Conversion Stock, as the case may be, and any related WAT Options to the extent that the Investor notified the Company that it will sell such securities as a package; and PROVIDED FURTHER that for a period of 90 days after such five Business Day period has elapsed, the Investor shall not sell such securities (other than pursuant to an underwritten public offering) at a price (before deduction of underwriting commissions, placement fees and other selling expenses) less than 90% of the price offered by the Company.

     6.15 AMENDMENT TO ADVISORY AGREEMENT.

     The Company covenants and agrees that, for purposes of calculating the Advisory FFO Amount under the Advisory Agreement, dated as of July 1, 1996, between the Company and Westfield U.S. Advisory, L.P., as amended as of May 21, 1997 (the "ADVISORY AGREEMENT"), preferred stock of the Company that is convertible into common stock of the Company (regardless of whether such preferred stock is, at the time of issuance, so convertible) shall be treated as if the shares of common stock issuable upon such conversion (rather than such preferred stock) has been issued at the conversion price. The Company covenants and agrees that it shall not issue preferred stock that is not convertible into common stock of the Company unless, prior to such issuance, the Advisory Agreement is amended to provide that dividends paid on such non-convertible preferred stock shall be subtracted from Funds From Operations (as defined in the Advisory Agreement) for purposes of calculating the Advisory Fee (as defined in the Advisory Agreement).


     6.16 AUDIT REQUIREMENTS.

     No later than ninety days after the end of each calendar year, the Company shall supply to the Investor audited consolidated financial statements of the Company and its consolidated subsidiaries which statements have been audited in accordance with United States generally accepted auditing standards by an independent (as defined in Rule 2-01 of Regulation S-X under the Securities Act) United States nationally recognized accounting firm (which accounting firm for purposes hereof shall mean Arthur Andersen LLP, PricewaterhouseCoopers LLP, Ernst & Young LLP, Deloitte & Touche LLP or KPMG LLP and their affiliated entities or any of their respective successors which is independent of the Company).

     6.17 STAMP DUTY.

     All stamp duty (including fines and penalties and any other applicable payments) chargeable on the WAT Option Agreement, the WAT Options or any related documents of transfer, in each case in relation to the transfer of WAT Options from the Company to the Investor shall be borne by the Company and the Company hereby indemnifies the Investor as a continuing indemnity for and against any such stamp duty (including fines and penalties and any other applicable payments) and any related costs and expenses including legal fees on an indemnity basis. As between the parties, the Company shall be primarily responsible for attending to payment of such stamp duty (including fines and penalties and any other applicable payments) and the Company shall provide the Investor with such information and progress reports on such stamping as the Investor may reasonably require and the Investor shall be entitled to pay (but need not pay) such duty itself and claim immediate indemnification from the Company if the Investor reasonably believes that there will otherwise be a failure to pay the stamp duty within the period required by law.

     6.18 PAYMENTS TO WAML.

     At any time that full cumulative dividends on all shares of Series G Preferred Stock have not been paid or declared and set apart for payment pursuant to the Series G Preferred Designation, the Corporation shall not (a) make any direct or indirect repayment, prepayment, redemption, purchase, acquisition, defeasance or retirement of principal with respect to any indebtedness owing to WAML; (b) pay any dividend or other distribution (whether in cash, securities or other property or entitlements) with respect to any shares of any class of capital stock or otherwise; (c) loan or advance any funds to WAML or permit, directly or indirectly, WAML to incur any indebtedness to the Corporation; (d) make any payment (whether cash, securities or other property or entitlements), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any shares of any class of capital stock or any option, warrant or other right to acquire capital stock held by WAML, in its capacity as responsible entity and trustee of WAT, or (e) or otherwise transfer any funds to WAT, including, without limitation, by means of the payment of any fee or the fulfillment of any other contractual obligation.

     6.19 CASH-OUT AND INSTALLMENT RIGHTS.

          (a)  Cash-Out Right.

          (i) At any time during the period (the "CASH-OUT PERIOD") commencing 75 days and ending 45 days prior to August 31, 2002 (the "CASH-OUT DATE"), the Investor shall be able to exercise its right (the "CASH-OUT RIGHT") to cause the Company to redeem, and, if so exercised by the Investor, the Company shall be obligated to redeem from the Investor on the Cash-Out Date, the Cash-Out Securities (as defined below) for a cash redemption price equal to the Cash-Out Amount (as defined below), plus all accrued and unpaid dividends, whether or not declared, through the Cash-Out Date per share of Series G Preferred Stock delivered in connection with such exercise as determined under the Series G Preferred Designation.

          (ii) "CASH-OUT AMOUNT" shall be the amount specified by the Investor in the CASH-OUT NOTICE (as defined below), which amount shall be no more than $25,010,000. "CASH-OUT SECURITIES" shall be that number of shares of, at the option of the Investor, Series G Preferred Stock or Conversion Stock, or a combination thereof, equal in the aggregate to (A) in the case of Series G Preferred Stock, the number of shares of Series G Preferred Stock equal to (1) the Cash-Out Amount (or, if the Investor is exercising the Cash- Out Right in respect of a combination of shares of Series G Preferred Stock and Conversion Stock (a "CASH-OUT COMBINATION EXERCISE"), such smaller U.S. dollar amount which when taken together with the amount referred to in the parenthetical in (B)(1) below equals the

     Cash-Out Amount) divided by (2) 100% of the Liquidation Preference (as defined in the Series G Preferred Designation) per share of Series G Preferred Stock, or (B) in the case of Conversion Stock, that number of shares of Conversion Stock equal to (1) the Cash-Out Amount (or, if the Investor is exercising a Cash-Out Combination Exercise, such smaller U.S. dollar amount which when taken together with the amount referred to in the parenthetical in (A)(1) above equals the Cash-Out Amount) divided by (2) the Conversion Price (as defined in the Series G Preferred Designation).

          (iii) To exercise the Cash-Out Right, the Investor must deliver to the Company during the Cash-Out Period an irrevocable notice (the "CASH-OUT NOTICE") of its election to exercise such Cash-Out Right, which notice shall specify the Cash-Out Amount and the number of shares of Series G Preferred Stock or the number of shares of Conversion Stock, or the combination thereof (including, in the case of a Cash-Out Combination Exercise, the amounts referred to in the parentheticals in clauses
     (ii)(A)(1) and (ii)(B)(1) above), in respect of which the Cash-Out Right is being exercised.

          (iv) On the Cash-Out Date, the Company shall redeem the Series G Preferred Stock or Conversion Stock, or the combination thereof, to be redeemed under this SECTION 6.19(a) and shall deliver by wire transfer of immediately available funds to an account previously indicated by the Investor the Cash-Out Amount, plus all accrued and unpaid dividends, whether or not declared, through the Cash-Out Date per share of Series G Preferred Stock delivered in connection with such exercise as determined under the Series G Preferred Designation, in payment therefor.

          (v) In addition, on March 1 of the year following the year in which the Cash-Out Right is exercised, the Company shall pay to the Investor an additional amount equal to the True-Up Dividend Amount (as defined in the Series G Preferred Designation), if any, in respect of shares of Series G Preferred Stock in respect of which the Cash-Out Right was exercised, for the period from the beginning of the year in which such Cash-Out Right was exercised until the Cash-Out Date.

          (b)  Installment Rights.

          (i) As used in this SECTION 6.19(b), the following terms shall have the following meanings:

               (A) "INSTALLMENT SECURITIES" shall be the number of shares of, at the option of the Investor, Series G Preferred Stock or Conversion Stock, or a combination thereof equal in the aggregate to (1) in the case of Series G Preferred Stock, the number of shares of Series G Preferred Stock equal to (a) the Installment Amount (or, if the Investor is exercising the Installment Right in respect of a combination of shares of Series G Preferred Stock and Conversion Stock (an "INSTALLMENT COMBINATION EXERCISE"), such smaller U.S. dollar amount which when taken together with the amount referred to in the parenthetical in (2)(a) below equals the Installment Amount) divided by (b) 100% of the Liquidation Preference (as defined in the Series G Preferred Designation) per share of Series G Preferred Stock, or (2) in the case of Conversion Stock, the number of shares of Conversion Stockequal to (a) the Installment Amount (or, if the Investor is exercising an Installment Combination Exercise, such smaller U.S. dollar amount which when taken together with the amount referred to in the parenthetical in (1)(a) above equals the Installment Amount) divided by (b) the Conversion Price (as defined in accordance with the Series G Preferred Designation).

               (B) "INSTALLMENT AMOUNT" shall be, in respect of each Installment Right Period, the amount specified by the Investor in the Installment Right Notice (as defined below), which amount shall be no more than $25,010,000 (less, in the case of the exercise by the Investor of an Installment Right with respect to which the Installment Right Consummation Date is the last Business Day of May 2004, the amount of U.S. dollars, if any, with respect to which the Cash-Out Right provided for in CLAUSE (a) above has been exercised and consummated) with respect to any Installment Right Period and no more than an aggregate of $125,000,000 (less the amount of U.S. dollars, if any, with respect to which the Cash-Out Right provided for in CLAUSE
          (a) above has been exercised and consummated) in respect of all Installment Right Periods.

               (C) "INSTALLMENT RIGHT CONVERSION NUMBER" shall mean that number of WAT ordinary units which, if immediately on-sold on behalf of the Investor pursuant to a firm underwritten on-sale by a reputable underwriter selected by the Company, will result in the Investor realizing Installment Net Proceeds (as defined below) equal to the Installment Amount, plus all accrued and unpaid dividends, whether or not declared, through the Installment Right Consummation Date (as defined below) per share of Series G Preferred Stock delivered in connection with such exercise as determined under the Series G Preferred Designation.

               (D) "AUSTRALIAN DOLLAR/US DOLLAR EXCHANGE RATE" means, in respect of any business day (as defined in the Listing Rules of the Australian Stock Exchange), the (New York City time) noon buying rate on that business day in New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York, expressed in U.S. dollars per Australian dollar.

          (ii) At any time during the period (each, an "INSTALLMENT RIGHT PERIOD") commencing 75 days and ending 45 days prior to the last Business Day of each May (each, an "INSTALLMENT RIGHT CONSUMMATION DATE") of the years 2004 and each subsequent year thereafter, the Investor shall have the right (the "INSTALLMENT RIGHT") by delivery of irrevocable notice to the Company to cause the Company to redeem, and the Company shall be obligated to redeem and provide for the payment as described below for, the Installment Securities; PROVIDED, HOWEVER, that the Installment Right shall not be exercisable by the Investor with respect to Conversion Shares that are held by the Investor as a result of a conversion from shares of Series G Preferred Stock after the exercise by the Company of its right of redemption at the option of the Company pursuant to Section 5 of the Series G Preferred Designation.

          (iii) If the Investor exercises its Installment Right under this CLAUSE (B), then the Company shall, at its option,

               (A) arrange for the issuance to the Investor of the Installment Right Conversion Number of WAT ordinary units and the sale and delivery of the proceeds thereof to the Investor in consideration for the delivery by the Investor of the Installment Securities to the Company, such that the Investor shall receive, no later than the applicable Installment Right Consummation Date, net proceeds (the "INSTALLMENT NET PROCEEDS"), net of all deductions or adjustments (collectively, "UNDERWRITING FEES, DEDUCTIONS AND ADJUSTMENTS") with respect to (1) any discount to the then prevailing market price which the underwriter may require in order to sell the parcel of units; (2) any fees or commissions payable to the underwriter; (3) external costs and expenses of the transaction; and (4) the Australian Dollar/US Dollar Exchange Rate, equal to the Installment Amount, plus all accrued and unpaid dividends, whether or not declared, through the Installment Right Consummation Date per share of Series G Preferred Stock delivered in connection with such exercise as determined under the Series G Preferred Designation (the "INSTALLMENT RIGHT UNDERWRITING REQUIRED OUTCOME"); or

               (B) shall pay to the Investor, by wire transfer of immediately available funds to an account previously indicated by the Investor, no later than the Installment Right Consummation Date, in consideration for the delivery by the Investor of the Installment Securities to the Company, the Installment Amount, plus all accrued and unpaid dividends, whether or not declared, through the Installment Right Consummation Date per share of Series G Preferred Stock delivered in connection with such exercise as determined under the Series G Preferred Designation (the "INSTALLMENT RIGHT CASH-OUT OUTCOME").

          If the Company elects option (iii)(A) above, the Company shall arrange for such issuance and sale of the Installment Right Conversion Number by arranging for the Investor to enter into an agreement (an "Underwriting Agreement"), in form and substance reasonably satisfactory to the Investor, by which a reputable underwriter of the Company's selection, agrees to underwrite on behalf of the Investor the sale of the Installment Right Conversion Number at a price sufficient for the Investor to receive the Installment Net Proceeds, and the Company shall pay to the Investor on the Installment Right Consummation Date all accrued and unpaid dividends, whether or not declared, through the Installment Right Consummation Date per share of Series G Preferred Stock delivered in connection with such exercise as determined under the Series G Preferred Designation. The Company shall arrange such sale, shall arrange for the issuance of the Installment Right Conversion Number to the Investor in connection with such sale and such underwriting shall close no later than the Installment Right Consummation Date. If the Company elects option
     (iii)(A) above, and such underwriting, for any reason whatsoever (whether or not caused by or within the control of the Company) shall not result in the Installment Right Underwriting Required Outcome having occurred no later than the Installment Right Consummation Date, then the Company shall cause the Installment Right Cash-Out Outcome to occur in connection with such Installment Right exercise. The Company and the Investor acknowledge and agree that the Investor's right to receive the Installment Amount, plus all accrued and unpaid dividends, whether or not declared, through the Installment Right Consummation Date per share of Series G Preferred Stock delivered in connection with such exercise as determined under the Series G Preferred Designation, shall be absolute and unconditional and that if the Company shall not cause the Installment Right Underwriting Required Outcome or the Installment Right Cash-Out Outcome to occur in connection with any exercise of an Installment Right, that the Investor shall have been damaged, and the Company shall be obligated to compensate the Investor, to the extent of the Installment Amount, plus all accrued and unpaid dividends, whether or not declared, through the Installment Right Consummation Date per share of Series G Preferred Stock delivered in connection with such exercise as determined under the Series G Preferred Designation.

          (iv) To exercise an Installment Right, the Investor must deliver to the Company during the applicable Installment Right Period an irrevocable notice (the "Installment Right Notice") of its election to exercise such Installment Right, which notice shall specify the Installment Amount and the number of shares of Series G Preferred Stock or the number of shares of Conversion Stock, or the combination thereof (including, in the case of an Installment Combination Exercise, the amounts referred to in the parentheticals in CLAUSES (i)(A)(1)(a) and (i)(A)(2)(a) above), in respect of which the Installment Right is being exercised.

          (v) (1) At least 15 days prior to the delivery of an Installment Right Notice, Investor shall deliver to the Company a non-binding notice of its intention to exercise the Installment Right (the "PRELIMINARY INSTALLMENT RIGHT NOTICE"). If (x) the product of (i) the volume weighted average trading price of a WAT ordinary unit, as recorded on the Australian Stock Exchange, for the 20 business day (as defined in the Listing Rules of the Australian Stock Exchange) period preceding the delivery of the Preliminary Installment Right Notice times (ii) the average Australian Dollar/U.S. Dollar Exchange Rate for such 20 business day period (the "Average WAT Trading Price") times (iii) the Series G Unit Equivalent Amount (as defined in the Series G Preferred Designation) then in effect (such product being the "Market Value") is greater than $198.00 and (y) the Company notifies (the "RESPONSE INSTALLMENT RIGHT NOTICE") the Investor within 10 days after receipt of the Preliminary Installment Right Notice that a reputable underwriter selected by the Company is prepared to enter into a firm Underwriting Agreement with the Investor, under which Underwriting Agreement the underwriter agrees to underwrite the sale by the Investor of at least $25,010,000 (or such smaller amount as the Investor indicates in its Preliminary

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

     Installment Right Notice (the "SMALLER AMOUNT")) of ordinary units of WAT at a price per ordinary unit such that the Investor would realize, not later than the Installment Right Consummation Date, net proceeds per share of Series G Preferred Stock (or, in the case of shares of Conversion Stock, per such number of shares of Conversion Stock into which a share of Series G Preferred Stock is then convertible pursuant to the terms of SECTION 6 of the Series G Preferred Designation), net of all Underwriting Fees, Deductions and Adjustments, that would be no less than 93% of the Market Value (provided that, in no event shall the Investor realize net proceeds from such sale, net of all Underwriting Fees, Deductions and Adjustments, in an amount less than $25,010,000 (or the Smaller Amount)) (the "UNDERWRITING REQUIRED OUTCOME"), then, provided that such Underwriting Agreement with such underwriter shall be in form and substance reasonably satisfactory to the Investor, (A) the Investor shall not, except as set forth in CLAUSE (v)(2) below, have the right to exercise its rights under the Installment Right and (B) if the Investor notifies (the "UNDERWRITING NOTICE") the Company of its intention to participate in the proposed underwriting arranged by the Company within five days of the Response Installment Right Notice with respect to up to $25,010,000 (or the Smaller Amount) of WAT ordinary units, the provisions of Section (v)(2) hereof shall apply.

               (2) If the Investor has so given its Underwriting Notice within five days of the Response Installment Right Notice with respect to up to $25,010,000 (or the Smaller Amount) of WAT ordinary units, then the Company shall provide to the Investor for execution an Underwriting Agreement, provided that such Underwriting Agreement with such underwriter shall be in form and substance reasonably satisfactory to the Investor, with the Investor agreeing therein to exercise its WAT Options pursuant to the WAT Option Agreement contemporaneously with the closing of such underwriting. If for any reason the Company shall fail to deliver such Underwriting Agreement to the Investor or if the Company shall deliver such Underwriting Agreement but the Underwriting Required Outcome shall not be achieved for any reason whatsoever (whether or not caused by or within the control of the Company), then the Investor shall have the Installment Right set forth above without regard to CLAUSE (v)(1) above.

          (vi) In addition, on March 1 of the year following the year in which an Installment Right is exercised, the Company shall pay to the Investor an additional amount consideration equal to the True-Up Dividend Amount, if any, in respect of shares of Series G Preferred Stock in respect of which an Installment Right was exercised for the period from the beginning of the year in which such Installment Right was exercised until the Installment Right Consummation Date.

          (c)  If the Investor enters into an Underwriting Agreement pursuant to
     Section 6.9(b)(iii) or (v) and suffers any loss or liability as a result of its entering into such Underwriting Agreement or as a result of its selling WAT ordinary units, the Company shall indemnify the Investor for such losses or liabilities suffered, but only to the extent that such losses or liabilities result from the WAT ordinary units not having been validly issued or from any failure by WAML to comply with the disclosure requirements of the Corporations Law or the Listing Rules of the Australian Stock Exchange.

          (d) The Company agrees that it will not report any redemption made in part but not in whole with respect to the Cash-Out Right or any Installment Right pursuant to this SECTION 6.19 as a distribution to which Section 301 of the Code shall apply except to the extent required by any governmental authority.

VII. MISCELLANEOUS

     7.1  SURVIVAL OF WARRANTIES.

          The representations and warranties of the Company, the Operating Partnership and the Investor contained in or made pursuant to ARTICLES II or III of this Agreement shall survive the Closing hereunder through and until three years following the Closing, except for the warranties and representations of the Company contained in SECTIONS 2.13 and 2.14 which shall survive until the expiration of the applicable statute of limitations. The covenants contained in or made pursuant to ARTICLE VI of this Agreement shall survive the Closing indefinitely, except for any provisions which expire by their terms. The representations and warranties contained in this Agreement shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

     7.2  SUCCESSORS AND ASSIGNS.

     Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     Notwithstanding anything to the contrary contained in this Agreement, the Cash-Out Right contained in SECTION 6.19(a) and the Payments to WAT covenant contained in SECTION 6.18 shall not be assignable; provided, however, that such Cash-Out Right and/or such Payments to WAT covenant may each be assigned (i) to another entity controlled directly or indirectly by either the Investor or Security Capital Group Incorporated that agrees in writing to be bound by the terms of this Agreement or (ii) to one or more institutional lenders or broker/dealers to secure any indebtedness of the Investor, or in the event of a default in any indebtedness of the Investor.

     7.3  GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Law and Rule 327(b).

     7.4  CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

     All disputes, litigation, proceedings or other legal actions by a party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of the State of New York sitting in New York County, New York or of the United States sitting in the Southern District of New York. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States sitting in the Southern District of New York in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by mailing a copy of such process or summons to it at its address set forth, and in the manner provided, in SECTION 8.7, with such service deemed effective on the fifteenth day after the date of such mailing.

     Each party to this Agreement irrevocably waives to the fullest extent permitted by applicable Law, any defense or objection it may now or hereafter have to the laying of venue of any proceeding relating to this Agreement or the transactions contemplated by this Agreement brought in the courts of the State of New York sitting in New York County, New York or of the United States sitting in the Southern District of New York and any claim that any proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

     EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

     7.5  COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.6  TITLES AND SUBTITLES.

     The title and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     7.7  NOTICES.

     Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) on the next Business Day after dispatch via nationally recognized overnight courier or (c) upon confirmation of transmission by facsimile, all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties. Notices should be provided in accordance with this Section at the following addresses:

         If to the Investor, to:

                    Security Capital Preferred Growth Incorporated 11 South LaSalle Street 2nd Floor
                    Chicago, Illinois  60603
                    Attention:  David E. Rosenbaum
                                David T. Novick
                    Facsimile: (312) 345-5888

         with a copy to:

                    Mayer, Brown & Platt
                    190 South LaSalle Street
                    Chicago, Illinois  60603
                    Attention:  Michael A. Campbell
                    Facsimile:  (312) 701-7711

         If to the Company or the Operating Partnership to:

                    Westfield America, Inc.
                    11601 Wilshire Boulevard
                    12th Floor
                    Los Angeles, CA 90025-1748
                    Attention:  Irv Hepner
                    Facsimile:  (310) 478-8776

         and a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    300 South Grand Avenue, Suite 3400
                    Los Angeles, California 90071
                    Attention:  Gregg Noel
                    Facsimile:  (213) 687-5600
                    and

                    Debevoise & Plimpton
                    875 Third Avenue
                    New York, New York 10022
                    Attention:  Peter Schwartz
                    Facsimile:  (212) 909-6836

     7.8  EXPENSES.

     Except as described in the Transaction Agreement, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, or the Series G Preferred Designation, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     7.9 TERMINATION OF PRIOR PURCHASE AGREEMENTS AND REGISTRATION RIGHTS AGREEMENT.

     The Series C Preferred Stock Purchase Agreement dated as of June 25, 1998 by and among the Company, the Operating Partnership and the Investor; the Series C-1 Preferred Stock Purchase Agreement dated as of December 17, 1998 by and among the Company, the Operating Partnership and the Investor; the C-2 Preferred Stock Purchase Agreement dated as of December 17, 1998 by and among the Company, the Operating Partnership and the Investor; and the Registration Rights Agreement dated as of August 12, 1998 by and among the Company and the Investor, as amended by the First Amendment thereto dated December 24, 1998, shall each be terminated by this Agreement as of the date of Closing upon consummation of the Closing and shall be of no further force or effect.

     7.10 AMENDMENTS AND WAIVERS.

     Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the Operating Partnership and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

     7.11 SEVERABILITY.

     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     7.12 VALUE.

     The Company and the Investor agree that the fair market value of the Series G Preferred Stock and the WAT Options does not exceed $125,000,000, and the Company and the Investor agree to report the exchange consistent with such agreement for Federal, state and local income tax purposes.

     7.13 ENTIRE AGREEMENT.

     This Agreement, the Transaction Agreement, the Waiver Letter dated February 14, 2001 among the Investor and WAML, the Tax Indemnity Agreement dated February 14, 2001 among the Investor and WAML and any other documents referred to in this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       SECURITY CAPITAL PREFERRED
                                       GROWTH INCORPORATED


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Its: President


                                       WESTFIELD AMERICA, INC.

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Its:
                                           -------------------------------------



                                       WESTFIELD AMERICA LIMITED
                                       PARTNERSHIP

                                       By: Westfield America, Inc.,
                                           its general partner

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Its:
                                           -------------------------------------